Exhibit 99.1
FOR IMMEDIATE RELEASE

July 29, 2019

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter 2019 Operating Results

DALLAS, TEXAS, July 29, 2019 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $54.1 million for the quarter ended June 30, 2019. In comparison, for the quarters ended March 31, 2019 and June 30, 2018, the Bank reported net income of $58.4 million and $48.8 million, respectively. For the six months ended June 30, 2019, the Bank reported net income of $112.5 million, as compared to $90.6 million for the six months ended June 30, 2018.

Total assets at June 30, 2019 were $74.5 billion, compared with $69.0 billion at March 31, 2019 and $72.8 billion at December 31, 2018. The $5.5 billion increase in total assets for the second quarter was attributable primarily to increases in the Bank's advances ($2.7 billion), short-term liquidity portfolio ($2.0 billion), mortgage loans held for portfolio ($0.4 billion) and long-term investments ($0.4 billion). The $1.7 billion increase in total assets for the six months ended June 30, 2019 was attributable primarily to increases in the Bank's short-term liquidity portfolio ($2.2 billion), mortgage loans held for portfolio ($0.8 billion) and long-term investments ($0.6 billion), offset by a decrease in the Bank's advances ($2.0 billion).

Advances totaled $38.8 billion at June 30, 2019, compared with $36.1 billion at March 31, 2019 and $40.8 billion at December 31, 2018. The Bank's mortgage loans held for portfolio totaled $3.0 billion at June 30, 2019, as compared to $2.6 billion at March 31, 2019 and $2.2 billion at December 31, 2018.

The Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled approximately $1.2 billion, $1.4 billion and $1.5 billion at June 30, 2019, March 31, 2019 and December 31, 2018, respectively. The Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $16.7 billion at June 30, 2019, as compared to $16.1 billion at March 31, 2019 and $15.8 billion at December 31, 2018. At June 30, 2019, March 31, 2019 and December 31, 2018, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity portfolio, which is comprised substantially of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills and U.S. Treasury Notes, totaled $14.4 billion at June 30, 2019, compared to $12.4 billion at March 31, 2019 and $12.2 billion at December 31, 2018.

The Bank's retained earnings increased to $1.155 billion at June 30, 2019 from $1.121 billion at March 31, 2019 and $1.081 billion at December 31, 2018. On June 26, 2019, a dividend of $19.3 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and six months ended June 30, 2019 (and, for comparative purposes, as of March 31, 2019 and December 31, 2018, and for the quarters ended March 31, 2019 and June 30, 2018 and the six months ended June 30, 2018) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended June 30, 2019 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 820 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended June 30, 2019
(Unaudited, in thousands)

	June 30, 2019	March 31, 2019	December 31, 2018
Selected Statement of Condition Data:

Assets
Investments (1)	$32,405,827	$30,040,987	$29,551,929
Advances	38,778,599	36,096,595	40,793,813
Mortgage loans held for portfolio, net	3,034,267	2,594,412	2,185,503
Cash and other assets	299,550	305,498	242,045
Total assets	$74,518,243	$69,037,492	$72,773,290

Liabilities
Consolidated obligations
Discount notes	$39,656,798	$37,369,065	$35,731,713
Bonds	29,481,562	26,746,361	31,931,929
Total consolidated obligations	69,138,360	64,115,426	67,663,642
Mandatorily redeemable capital stock	7,093	7,753	6,979
Other liabilities	1,554,725	1,202,919	1,338,413
Total liabilities	70,700,178	65,326,098	69,009,034
Capital
Capital stock — putable	2,582,594	2,431,577	2,554,888
Retained earnings	1,155,367	1,120,615	1,081,367
Total accumulated other comprehensive income	80,104	159,202	128,001
Total capital	3,818,065	3,711,394	3,764,256
Total liabilities and capital	$74,518,243	$69,037,492	$72,773,290

Total regulatory capital (2)	$3,745,054	$3,559,945	$3,643,234

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2019	March 31, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Selected Statement of Income Data:
Net interest income (3) (4)	$62,474	$71,978	$76,005	$134,452	$144,098
Other income (loss) (4)	22,144	16,977	425	39,121	2,699
Other expense	24,525	24,065	22,169	48,590	46,160
AHP assessment	6,015	6,494	5,427	12,509	10,067
Net income	$54,078	$58,396	$48,834	$112,474	$90,570

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	As of June 30, 2019, March 31, 2019 and December 31, 2018, total regulatory capital represented 5.03 percent, 5.16 percent and 5.01 percent, respectively, of total assets as of those dates.

(3)	Net interest income is net of the provision for loan losses.

(4)
Beginning January 1, 2019, the Bank records hedge ineffectiveness associated with fair value hedging relationships in net interest income in accordance with the provisions of ASU 2017-12, "Targeted Improvements to Accounting for Hedging Activities." Prior to January 1, 2019, these amounts were recorded in other income (loss). During the quarter ended June 30, 2019, the quarter ended March 31, 2019 and the six months ended June 30, 2019, fair value hedge ineffectiveness reduced net interest income by $15.625 million, $9.340 million and $24.965 million, respectively.

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